EXHIBIT 99.1

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES QUARTERLY DIVIDEND

Charlottesville, VA – September 24, 2018 – Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that, on September 20, 2018, its Board of Directors declared a quarterly cash dividend of $0.30 per share to be paid on October 12, 2018 to shareholders of record as of September 28, 2018. This dividend represents an annual yield to shareholders of approximately 2.59% based on the closing price of the Company’s stock on September 21, 2018.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville and one in Winchester, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations. Investment management, wealth advisory, and trust and estate services are offered under the name of VNB Wealth Management. Retail brokerage and investment advisory services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison, 434.817.8587